Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	July 31, 2009

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $11.4 million ($1.30 earnings per share) for its second quarter ended June 28, 2009, compared to a net loss of $2.7 million ($0.31 loss per share) for the second quarter of last year.

Items included in the Company’s results for the second quarter of 2009:

•	charges of $56.8 million related to early retirement program expense at The Washington Post (after-tax impact of $35.2 million, or $3.77 per share);

•	$15.2 million in restructuring charges related to Kaplan’s Score and Professional (U.S.) operations (after-tax impact of $9.4 million, or $1.01 per share);

•	$14.3 million in accelerated depreciation at The Washington Post (after-tax impact of $8.8 million, or $0.95 per share); and

•	$19.8 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $12.3 million, or $1.31 per share).

Items included in the Company’s results for the second quarter of 2008:

•	charges of $87.4 million related to early retirement program expense at The Washington Post, the corporate office and Newsweek (after-tax impact of $52.9 million, or $5.58 per share);

•	$1.8 million in restructuring charges related to Kaplan’s Professional (U.S.) operations (after-tax impact of $1.1 million, or $0.11 per share);

•	$6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share); and

•	$2.9 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $1.7 million, or $0.18 per share).

Revenue for the second quarter of 2009 was $1,128.5 million, up 2% from $1,106.2 million in the second quarter of 2008. The increase is due to revenue growth at the education

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and cable television divisions. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income increased in the second quarter of 2009 to $6.2 million, from $4.8 million in the second quarter of 2008. Excluding charges related to early retirement plan buyouts and accelerated depreciation at The Washington Post, the newspaper publishing and magazine publishing divisions reported increased losses in the second quarter of 2009, compared to the second quarter of 2008. Operating results were also down at the television broadcasting division and were relatively flat at the cable television division, while the education division reported improved results for the quarter in spite of the restructuring charges.

For the first six months of 2009, the Company reported a net loss of $8.1 million ($0.74 per share), compared with net income of $36.7 million ($3.77 per share) for the same period of 2008.

Items included in the Company’s results for the first six months of 2009:

•	$63.4 million in early retirement program expense at The Washington Post and Newsweek (after-tax impact of $39.3 million, or $4.21 per share);

•	$32.1 million in restructuring charges related to Kaplan’s Score and Professional (U.S.) operations (after-tax impact of $19.9 million, or $2.13 per share);

•	$27.7 million in accelerated depreciation at The Washington Post (after-tax impact of $17.2 million, or $1.84 per share); and

•	$18.4 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $11.4 million, or $1.22 per share).

Items included in the Company’s results for the first six months of 2008:

•	charges of $112.0 million related to early retirement program expense at The Washington Post, the corporate office and Newsweek (after-tax impact of $67.8 million, or $7.13 per share);

•	$3.2 million in restructuring charges related to Kaplan’s Professional (U.S.) operations (after-tax impact of $1.9 million, or $0.20 per share);

•	$6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share); and

•	$7.3 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $4.4 million, or $0.46 per share).

Revenue for the first half of 2009 was $2,182.6 million, up 1% from $2,169.4 million in the first half of 2008, due to increased revenues at the Company’s education and cable television divisions, offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions. The Company reported an

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operating loss of $13.4 million for the first half of 2009, compared to operating income of $71.7 million for the first half of 2008. Excluding charges related to early retirement plan buyouts and accelerated depreciation at The Washington Post, the newspaper publishing and magazine publishing divisions reported increased losses in the first six months of 2009, compared to the first six months of 2008. Operating results were also down at the education and television broadcasting divisions, while the cable television division reported improved results for the period.

The Company’s operating results for the second quarter and first six months of 2009 included $1.6 million and $2.9 million of net pension credits, respectively, compared to $6.6 million and $13.2 million of net pension credits, respectively, for the same periods of 2008, excluding charges related to early retirement programs.

Divisional Results

Education

Education division revenue totaled $649.3 million for the second quarter of 2009, a 13% increase over revenue of $576.5 million for the same period of 2008. Kaplan reported operating income of $58.1 million for the second quarter of 2009, up 23% from $47.4 million in the second quarter of 2008.

For the first six months of 2009, education division revenue totaled $1,242.9 million, an 11% increase over revenue of $1,119.7 million for the same period of 2008. Kaplan reported operating income of $69.3 million for the first six months of 2009, down 26% from $94.2 million for the first six months of 2008.

A summary of Kaplan’s operating results for the second quarter and the first six months of 2009 compared to 2008 is as follows:

	Second Quarter			YTD
(In thousands)	2009	2008	% Change	2009	2008	% Change
Revenue
Higher education	$401,776	$295,822	36	$769,266	$587,615	31
Test prep	141,817	153,651	(8)	269,034	289,526	(7)
Professional	107,773	128,128	(16)	208,978	244,897	(15)
Kaplan corporate	277	304	(9)	652	688	(5)
Intersegment elimination	(2,320)	(1,441)	—	(5,077)	(3,006)	—

	$649,323	$576,464	13	$1,242,853	$1,119,720	11

Operating income (loss)
Higher education	$70,431	$40,422	74	$109,671	$83,553	31
Test prep	(1,649)	25,296	—	(9,776)	34,435	—
Professional	9,736	10,981	(11)	7,682	12,788	(40)
Kaplan corporate	(12,750)	(10,845)	(18)	(23,410)	(22,071)	(6)
Other*	(7,785)	(18,476)	58	(15,087)	(14,634)	(3)
Intersegment elimination	124	43	—	189	81	—

	$58,107	$47,421	23	$69,269	$94,152	(26)

*	Other includes amortization of certain intangible assets and charges for Kaplan stock-based incentive compensation.

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Kaplan Higher Education (KHE) includes Kaplan’s domestic and international post-secondary education businesses, made up of fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew 36% for the second quarter of 2009 and 31% for the first half of 2009 due mostly to strong enrollment growth. Operating income at KHE improved 74% in the second quarter of 2009, reflecting this strong enrollment growth. Operating income increased 31% for the first half of 2009 as the strong enrollment growth was offset by increased marketing and advertising costs in the first quarter of 2009, including a $21.0 million national media campaign. At June 30, 2009, KHE’s enrollments totaled 103,300, a 31% increase compared to total enrollments of 78,700 at June 30, 2008. All KHE divisions contributed to the enrollment growth in the first half of 2009, with Kaplan University’s online offerings growing the strongest at 45%.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score businesses. Test prep revenue, excluding Score and revenue from acquired businesses, declined 7% in the second quarter and the first half of 2009 due primarily to declines in English-language, K12 and the traditional test prep programs. Test prep operating income, excluding Score, was down in the first half of 2009 due largely to declines in K12, English-language and the traditional test prep programs.

Score revenues declined 57% in the second quarter of 2009 to $3.6 million and 49% in the first half of 2009 to $8.4 million. Operating losses at Score increased from $1.9 million and $5.6 million in the second quarter and first half of 2008, respectively, to $18.5 million and $36.2 million for the same periods of 2009, inclusive of restructuring-related charges. At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided at Score, in Kaplan test prep centers. The plan was substantially completed by the end of the second quarter of 2009; 14 existing Score centers were converted into Kaplan test prep centers and the remaining 64 Score centers were closed. The Company recorded charges of $24.9 million in asset write-downs, lease terminations, severance and accelerated depreciation of fixed assets in the first half of 2009, including a $9.2 million write-down on Score’s software product. Of this amount, $13.4 million was recorded in the second quarter of 2009.

Professional includes domestic and overseas training businesses. Professional revenue declined 16% in the second quarter of 2009 and 15% in the first half of 2009. Excluding revenue from acquired businesses, professional revenue was down 18% for the second quarter of 2009 and 17% in the first six months of 2009. The declines are the result of unfavorable exchange rates in the U.K. and Australia and continued declines in the Kaplan Professional (U.S.) real estate and financial education businesses. These declines were offset by revenue growth at professional’s Asian operations. Likewise, professional operating income is down largely due to weakness in professional’s real estate and financial education businesses in the U.S. and the U.K., offset by improved operating results at professional’s Asian operations.

In 2007, Kaplan announced restructuring plans at Kaplan Professional (U.S.) that involved product changes and decentralization of certain operations, in addition to employee terminations. In the fourth quarter of 2008, Kaplan expanded the Kaplan Professional (U.S.) restructuring to include additional operations. Total restructuring-related expenses of $1.8 million and $7.2 million were recorded in the second quarter and first half of 2009, respectively, related to lease termination, accelerated depreciation of fixed assets and severance

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costs, compared to $1.8 million and $3.2 million in restructuring-related severance costs recorded in the second quarter and first half of 2008, respectively.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes amortization of certain intangible assets and charges for incentive compensation arising from equity awards under the Kaplan stock option plan. Kaplan recorded stock compensation expense of $1.7 million and $14.0 million in the second quarter of 2009 and 2008, respectively, and $3.5 million and $7.3 million in the first six months of 2009 and 2008, respectively, related to this plan.

Cable Television

Cable television division revenue of $186.7 million for the second quarter of 2009 represents a 4% increase from $178.9 million in the second quarter of 2008; for the first six months of 2009, revenue increased 5% to $370.2 million, from $353.2 million in the same period of 2008. The 2009 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues, and a $4 monthly rate increase for most basic subscribers in June 2009.

Cable division operating income declined 1% to $39.8 million in the second quarter of 2009, versus $40.1 million in the second quarter of 2008; cable division operating income for the first six months of 2009 increased 10% to $81.8 million, from $74.4 million for the first six months of 2008. The decline in operating income in the second quarter of 2009 is due to increased programming, bad debt and general and administrative costs. The increase in operating income for the first six months of 2009 is due to the division’s revenue growth.

At June 30, 2009, Revenue Generating Units (RGUs) grew 2% due to continued growth in high-speed data and telephony subscribers, partially offset by a reduction in basic subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	June 30, 2009	June 30, 2008
Basic	692,076	701,894
Digital	227,840	224,996
High-speed data	386,472	361,269
Telephony	100,208	85,972

Total	1,406,596	1,374,131

Newspaper Publishing

Newspaper publishing division revenue totaled $168.8 million for the second quarter of 2009, a decrease of 14% from $197.3 million in the second quarter of 2008; division revenue decreased 18% to $329.7 million for the first six months of 2009, from $403.4 million for the first six months of 2008. Print advertising revenue at The Post in the second quarter of 2009 declined 20% to $80.0 million, from $99.8 million in the second quarter of 2008, and decreased 27% to $154.3 million for the first six months of 2009, from $211.4 million in the same period

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of 2008. The print revenue decline in the second quarter of 2009 is due to large decreases in classified, zones and general advertising; the decline in the first half of 2009 includes similar declines. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com, declined 9% to $23.5 million for the second quarter of 2009, versus $25.9 million for the second quarter of 2008; newspaper online revenues declined 9% to $45.6 million in the first six months of 2009, versus $49.8 million for the first six months of 2008. Display online advertising revenue grew 2% for the second quarter and first six months of 2009. Online classified advertising revenue on washingtonpost.com declined 29% and 26% for the second quarter and first six months of 2009, respectively.

For the first six months of 2009, Post daily and Sunday circulation declined 1.5% and 2.6%, respectively, compared to the same periods of the prior year. For the six months ended June 28, 2009, average daily circulation at The Post totaled 622,700 and average Sunday circulation totaled 858,100.

As previously announced, the Company offered a Voluntary Retirement Incentive Program to certain employees of The Washington Post newspaper in the first quarter of 2009. A total of 220 employees accepted the offer, and early retirement program expense of $56.8 million was recorded in the second quarter of 2009, which will be funded primarily from the assets of the Company’s pension plans. The Company estimates future annual salary and employee benefits savings of approximately $20.0 million in connection with this early retirement program. In the first quarter of 2008, a Voluntary Retirement Incentive Program was also offered, with 231 employees accepting the offer; $79.8 million in early retirement program expense was recorded in the second quarter of 2008, also funded primarily from the assets of the Company’s pension plans.

The Post closed its College Park, MD, printing plant in July 2009 and has consolidated its printing operations in Springfield, VA. The Post also intends to consolidate certain other operations in Washington, DC. In connection with these activities, accelerated depreciation of $14.3 million and $27.7 million was recorded in the second quarter and first six months of 2009, respectively; accelerated depreciation of $1.2 million was recorded in the second quarter of 2008. The Company estimates that additional accelerated depreciation of $4.5 million will be recorded for the rest of 2009.

The newspaper division reported an operating loss of $89.3 million in the second quarter of 2009, compared to an operating loss of $96.7 million in the second quarter of 2008. For the first six months of 2009, the newspaper division reported an operating loss of $143.1 million, compared to an operating loss of $95.5 million for the first six months of 2008. Excluding early retirement program charges and accelerated depreciation, operating results declined in the second quarter and first six months of 2009 due to the significant decline in division advertising revenue and increased bad debt expense, offset by expense reductions. Newsprint expense was down 19% and 9% for the second quarter and first six months of 2009, respectively, due to a decline in newsprint consumption and recent newsprint price declines.

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A summary of newspaper division operating results for the second quarter and the first six months of 2009 compared to 2008 is as follows:

	Second Quarter			YTD
(In thousands)	2009	2008	% Change	2009	2008	% Change
Operating revenues	$168,765	$197,286	(14)	$329,656	$403,376	(18)
Operating expenses, excluding special charges	(187,037)*	(212,990)*	(12)	(388,267)*	(417,922)*	(7)

	(18,272)*	(15,704)*	(16)	(58,611)*	(14,546)*	—
Early retirement program expense	(56,800)	(79,800)	—	(56,800)	(79,800)	—
Accelerated depreciation	(14,275)	(1,200)	—	(27,688)	(1,200)	—

Operating loss	$(89,347)	$(96,704)	8	$(143,099)	$(95,546)	(50)

*	Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division decreased 20% in the second quarter of 2009 to $66.7 million, from $82.8 million in 2008; operating income for the second quarter of 2009 declined 52% to $14.3 million, from $29.7 million in 2008. For the first six months of 2009, revenue decreased 20% to $127.8 million, from $160.5 million in 2008; operating income for the first six months of 2009 declined 53% to $26.4 million, from $56.3 million in 2008. The decrease in revenue and operating income is due to weaker advertising demand in all markets and most product categories, particularly automotive; political advertising revenue also declined by $0.4 million and $3.2 million for the second quarter and first six months of 2009, respectively.

Magazine Publishing

Revenue for the magazine publishing division totaled $45.5 million in the second quarter of 2009, a 27% decrease from $62.7 million in the second quarter of 2008; division revenue totaled $91.6 million for the first six months of 2009, a 21% decrease from $116.1 million in the first six months of 2008. The decline is due to a 40% and 32% reduction in advertising revenue at Newsweek for the second quarter and first six months of 2009, respectively, resulting from fewer ad pages at both the domestic and international editions. In February 2009, Newsweek announced a circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million, by January 2010.

As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in November 2008 and 44 employees accepted the offer in the first quarter of 2009; early retirement program expense of $6.6 million was recorded in the first quarter of 2009, which is being funded primarily from the assets of the Company’s pension plans. In the first quarter of 2008, Newsweek also offered a Voluntary Retirement Incentive Program to certain employees and 117 employees accepted the offer. The early retirement program expense in 2008 totaled $29.2 million, which is being funded mostly from the assets

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of the Company’s pension plans. Of this amount, $24.6 million was recorded in the first quarter of 2008 and $4.6 million was recorded in the second quarter of 2008.

The division had an operating loss of $5.0 million in the second quarter of 2009, compared to an operating loss of $3.7 million in the second quarter of 2008; the division had an operating loss of $25.4 million for the first six months of 2009, compared to an operating loss of $36.0 million for the first six months of 2008. Excluding early retirement program expense, the division’s operating loss increased in the second quarter and first six months of 2009 due to the revenue reductions discussed above, offset by a decline in subscription and editorial expenses at the domestic edition of Newsweek.

Other Businesses and Corporate Office

Other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of Avenue100 Media Solutions (formerly CourseAdvisor). In the second quarter of 2008, the corporate office recorded $3.0 million in early retirement program expense.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2009 was $0.2 million, compared to losses of $5.7 million for the second quarter of 2008. For the first six months of 2009, the Company’s equity in losses of affiliates totaled $1.0 million, compared to losses of $8.9 million for the same period of 2008. Results for the second quarter of 2008 included $6.8 million in impairment charges at two of the Company’s affiliates.

The Company holds a 49% interest in Bowater Mersey Paper Company and interests in several other affiliates.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $19.7 million for the second quarter of 2009, compared to other non-operating income, net, of $2.9 million for the second quarter of 2008. The second quarter 2009 non-operating income, net, included $19.8 million in unrealized foreign currency gains. The second quarter 2008 non-operating income, net, included $2.9 million in unrealized foreign currency gains.

The Company recorded other non-operating income, net, of $15.7 million for the first six months of 2009, compared to other non-operating income, net, of $7.0 million for the same period of the prior year. The 2009 non-operating income, net, included $18.4 million in unrealized foreign currency gains, offset by $2.9 million in impairment write-downs on cost method investments and other items. The 2008 non-operating income, net, included $7.3 million in unrealized foreign currency gains.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains arising from the translation of British pound and Australian

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dollar-denominated intercompany loans into U.S. dollars. The unrealized foreign currency gains in the first half of 2009 and 2008 were the result of a weakening of the U.S. dollar against the British pound and the Australian dollar in the first half of 2009 and 2008, versus the exchange rates in effect at the end of 2008 and 2007.

Net Interest Expense

The Company incurred net interest expense of $7.2 million and $14.3 million for the second quarter and first six months of 2009, respectively, compared to $4.8 million and $9.3 million for the same periods of 2008. The increases are due to a decline in interest income, as well as higher average interest rates in the first half of 2009 versus the same period of the prior year. At June 28, 2009, the Company had $399.1 million in borrowings outstanding at an average interest rate of 7.2%.

(Provision) Benefit for Income Taxes

The effective tax rate for the second quarter and first six months of 2009 was 38.4% and 37.8%, respectively, compared to 39.5% for the first six months of 2008.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2009 was based on 9,400,420 and 9,339,445 weighted average shares outstanding, respectively, compared to 9,480,073 and 9,507,927, respectively, for the second quarter and first six months of 2008. In the first quarter of 2009, the Company repurchased 3,359 shares of its Class B common stock at a cost of $1.4 million from recipients of vested awards of restricted shares at market price.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2009	2008
Operating revenues	$1,128,468	$1,106,217	2
Operating expenses	(1,031,519)	(1,033,640)	0
Depreciation	(83,577)	(61,479)	36
Amortization of intangible assets	(7,191)	(6,282)	14

Operating income	6,181	4,816	28
Equity in losses of affiliates, net	(206)	(5,653)	(96)
Interest income	475	1,286	(63)
Interest expense	(7,701)	(6,098)	26
Other income, net	19,719	2,897	—

Income (loss) before income taxes	18,468	(2,752)	—
(Provision) benefit for income taxes	(7,100)	100	—

Net income (loss)	11,368	(2,652)	—
Net loss (income) attributable to noncontrolling interest	1,106	(49)	—

Net income (loss) attributable to The Washington Post Company	12,474	(2,701)	—
Redeemable preferred stock dividends	(225)	(237)	(5)

Net income (loss) available for common stock	$12,249	$(2,938)	—

Basic earnings (loss) per share	$1.30	$(0.31)	—

Diluted earnings (loss) per share	$1.30	$(0.31)	—

Basic average shares outstanding	9,339,815	9,480,073
Diluted average shares outstanding	9,400,420	9,480,073

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2009	2008
Operating revenues	$2,182,588	$2,169,357	1
Operating expenses	(2,020,617)	(1,964,841)	3
Depreciation	(161,557)	(121,939)	32
Amortization of intangible assets	(13,839)	(10,892)	27

Operating (loss) income	(13,425)	71,685	—
Equity in losses of affiliates, net	(968)	(8,896)	(89)
Interest income	1,283	3,382	(62)
Interest expense	(15,581)	(12,632)	23
Other income, net	15,676	7,031	—

(Loss) income before income taxes	(13,015)	60,570	—
Benefit (provision) for income taxes	4,900	(23,900)	—

Net (loss) income	(8,115)	36,670	—
Net loss (income) attributable to noncontrolling interest	1,894	(104)	—

Net (loss) income attributable to The Washington Post Company	(6,221)	36,566	—
Redeemable preferred stock dividends	(698)	(710)	(2)

Net (loss) income available for common stock	$(6,919)	$35,856	—

Basic (loss) earnings per share	$(0.74)	$3.78	—

Diluted (loss) earnings per share	$(0.74)	$3.77	—

Basic average shares outstanding	9,339,445	9,481,937
Diluted average shares outstanding	9,339,445	9,507,927

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2009	2008		2009	2008
Operating Revenues:
Education	$649,323	$576,464	13	$1,242,853	$1,119,720	11
Cable television	186,684	178,914	4	370,192	353,171	5
Newspaper publishing	168,765	197,286	(14)	329,656	403,376	(18)
Television broadcasting	66,653	82,836	(20)	127,816	160,504	(20)
Magazine publishing	45,539	62,686	(27)	91,609	116,074	(21)
Other businesses and corporate office	13,156	9,141	44	23,976	18,600	29
Intersegment elimination	(1,652)	(1,110)	(49)	(3,514)	(2,088)	(68)

	$1,128,468	$1,106,217	2	$2,182,588	$2,169,357	1

Operating Expenses:
Education	$591,216	$529,043	12	$1,173,584	$1,025,568	14
Cable television	146,877	138,809	6	288,373	278,781	3
Newspaper publishing	258,112	293,990	(12)	472,755	498,922	(5)
Television broadcasting	52,385	53,184	(2)	101,405	104,248	(3)
Magazine publishing	50,573	66,402	(24)	116,981	152,120	(23)
Other businesses and corporate office	24,776	21,083	18	46,429	40,121	16
Intersegment elimination	(1,652)	(1,110)	(49)	(3,514)	(2,088)	(68)

	$1,122,287	$1,101,401	2	$2,196,013	$2,097,672	5

Operating Income (Loss):
Education	$58,107	$47,421	23	$69,269	$94,152	(26)
Cable television	39,807	40,105	(1)	81,819	74,390	10
Newspaper publishing	(89,347)	(96,704)	8	(143,099)	(95,546)	(50)
Television broadcasting	14,268	29,652	(52)	26,411	56,256	(53)
Magazine publishing	(5,034)	(3,716)	(35)	(25,372)	(36,046)	30
Other businesses and corporate office	(11,620)	(11,942)	3	(22,453)	(21,521)	(4)

	$6,181	$4,816	28	$(13,425)	$71,685	—

Depreciation:
Education	$22,401	$16,482	36	$42,082	$32,781	28
Cable television	31,099	30,743	1	62,198	61,567	1
Newspaper publishing	25,741	11,401	—	49,509	21,885	—
Television broadcasting	3,486	2,272	53	5,930	4,470	33
Magazine publishing	663	525	26	1,475	1,049	41
Other businesses and corporate office	187	56	—	363	187	94

	$83,577	$61,479	36	$161,557	$121,939	32

Amortization of Intangible Assets:
Education	$6,089	$4,512	35	$11,630	$7,352	58
Cable television	85	89	(4)	152	155	(2)
Newspaper publishing	219	150	46	462	324	43
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Other businesses and corporate office	798	1,531	(48)	1,595	3,061	(48)

	$7,191	$6,282	14	$13,839	$10,892	27

Pension (Expense) Credit:
Education	$(1,106)	$(930)	19	$(2,238)	$(1,808)	24
Cable television	(394)	(359)	10	(787)	(718)	10
Newspaper publishing	(61,600)	(78,916)	(22)	(66,616)	(81,156)	(18)
Television broadcasting	(147)	284	—	(294)	568	—
Magazine publishing	8,238	5,979	38	9,858	(6,720)	—
Other businesses and corporate office	(221)	(1,842)	(88)	(441)	(1,859)	(76)

	$(55,230)	$(75,784)	$(27)	$(60,518)	$(91,693)	$(34)

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